EXHIBIT 2
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                                LOCK-UP AGREEMENT

                                                                October 24, 2001


Microcide Pharmaceuticals, Inc.
850 Maude Avenue
Mountain View, CA  94043
Attention: Chief Financial Officer

Ladies and Gentlemen:

         Microcide Pharmaceuticals, Inc., a Delaware corporation, (the "Company"), and _____________________ (the "Investor"), have entered into a Subscription Agreement dated as of July 27, 2001 (the "Subscription Agreement"), providing for the purchase of __________________ shares (the "Shares") of the Company's Series B Convertible Redeemable Preferred Stock ("Company Preferred Stock") by the Investor (the "Investment").

         Pursuant to the Subscription Agreement, the Investor hereby agrees that, without the prior written consent of the Company, it will not, during the period commencing on the date hereof and ending on the date 270 days after the date hereof, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, one half of all shares of Common Stock of the Company issuable upon conversion of the Shares or (2) enter into any swap, hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of one half of all shares of Common Stock of the Company issuable upon conversion of the Shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Company Preferred Stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to transactions relating to shares of Common Stock of the Company or other securities in each case acquired in open market transactions.

         The undersigned confirms that the agreements of the undersigned are irrevocable and shall be binding on the undersigned's legal representatives, successors and assigns. The undersigned agrees and consents to the entry of stop transfer instructions with the Company's transfer agent against the transfer of securities of the Company held by the undersigned except in compliance with the terms and conditions of this Agreement.


                                               Very truly yours,


                                               (Name of Investor)

                                               By:
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                                               Print Name:
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                                               Title:
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